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EXHIBIT 15.1



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549



We are aware that our report dated July 24, 1996, on our review of interim financial information of UNUM Corporation for the three-month and six-month periods ended June 30, 1996, and 1995, (the interim financial information) has been included in the Company's quarterly report on Form 10-Q. We are also aware that Item 2 of the interim financial information has been amended pursuant to Form 10-Q/A No. 1.




/s/ COOPERS & LYBRAND L.L.P.

August 14, 1996